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Exhibit 99(a)(13)

Subject: Confirmation of Receipt of Election Form

We have received your Election form dated                                      in which you have elected to tender the following option grant(s):

Original Grant Date	Number of Options Granted

The expected expiration date of the offer is 5:00 p.m., Eastern time on January 31, 2002. However, should you wish to withdraw these tendered options, please do so by submitting the Withdrawal form no later than 5:00 p.m., Eastern time on January 31, 2002 (the Withdrawal form was included in the package mailed to your home).

This confirmation of receipt does NOT constitute an acceptance by us of your tendered options. We are in the process of confirming your eligibility to participate in the offer and we plan to notify you promptly after the expiration of the offer as to whether your tendered options have been accepted for exchange. We currently expect that if your options are accepted for exchange, we will grant you new options on August 9, 2002, unless the offer is extended.

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  Exhibit 99(a)(13)